EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Northrim Bancorp, Inc., of our report dated March 6, 2023, relating to the consolidated financial statements of Northrim Bancorp, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Everett, Washington
June 8, 2023